Exhibit 5.2

postal address	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
office address	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
internet	www.loyensloeff.com

To: each party (an Opinion Addressee) listed in Schedule 1 (Opinion addressees)

re	Dutch law legal opinion – JBS N.V.
reference	58328668
date	20 November 2025

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Opinion Party.

2	DEFINITIONS

2.1	Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Articles means the articles of association listed in paragraph 5.2 (Constitutional documents) of Schedule 3 (Reviewed documents).

Board Resolutions means the document listed in paragraph 5.3 (Board resolutions) of Schedule 3 (Reviewed documents).

Excerpt means any document listed in paragraph 5.1 (Excerpts) of Schedule 3 (Reviewed documents).

Form F-4 means the document listed in paragraph 4 of Schedule 3 (Reviewed documents).

Global Notes means the documents listed in paragraph 3 of Schedule 3 (Reviewed documents).

Notes means the new notes as referred to in the Form F-4.

Old Notes means the old notes as referred to in the Form F-4.

Opinion Document means any document listed in paragraph 1 (Opinion documents) of Schedule 3 (Reviewed documents).

Opinion Party means any entity listed in Schedule 2 (Opinion parties).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the trade register of the Chamber of Commerce in the Netherlands under number 24370566.

amsterdam ● brussels ● london ● luxembourg ● new york ● paris ● rotterdam ● tokyo ● zurich

Registration Statement means the registration statement on Form F-4, filed with the SEC on 20 November 2025.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Documents and the other documents listed in Schedule 3 (Reviewed documents).

3.2	We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Opinion Documents other than the documents referred to in paragraph 3.1.

3.3	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpts; and

(b)	an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Opinion Party is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms "the Netherlands" and "Dutch" in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

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5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 4 (Assumptions) and the qualifications set out in Schedule 5 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Opinion Party has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Corporate power

The Opinion Party has the corporate power to execute the Opinion Documents and the Global Notes, to offer and issue the Notes, and to perform its obligations thereunder.

5.3	Due authorisation

The Opinion Party has duly authorised with all requisite corporate action the execution of the Opinion Documents and the Global Notes and the offer and issue of the Notes.

5.4	Due execution

5.4.1	The Opinion Party has duly executed the Opinion Documents.

5.4.2	The Global Notes, when duly signed on behalf of the Issuer by its management board, the management board member with the title Global Chief Executive Officer, or by a person duly authorised to sign pursuant to a valid power of attorney, will have been duly executed by it.

5.5	Choice of law

The choice of law as contained in the Opinion Documents is valid and binding under Dutch law.

5.6	No violation of articles

The offering and issue by the Issuer of the Notes and the performance by the Issuer of its obligations thereunder do not result in a violation of its Articles which would affect the validity or enforceability of the Notes.

5.7	Enforceability

Dutch law does not restrict the validity and binding effect on and enforceability of the contractual obligations contained in the Opinion Documents and the Notes against the Opinion Party.

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5.8	Submission to jurisdiction

The submission to the jurisdiction of the courts as contained in the Opinion Documents is recognised under Dutch law.

5.9	Enforcement of court decision

In the absence of an applicable treaty, a judgment rendered by a federal or state court in The City of New York, Borough of Manhattan, State of New York (a Non-Treaty Court) will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with the Dutch concept of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of a Non-Treaty Court has been based on an internationally acceptable ground and (d) the judgment by a Non-Treaty Court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

6	ADDRESSEES

6.1	This opinion letter is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under Section 7 of the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,

/s/ Loyens & Loeff N.V.
Loyens & Loeff N.V.

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Schedule 1

opinion addressees

(1)	JBS N.V.

Stroombaan 16, 5th floor

1181 VX Amstelveen

The Netherlands

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Schedule 2

OPINION parties

(1)	JBS N.V., registered with the Trade Register under number 76063305.

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Schedule 3

REVIEWED DOCUMENTS

1	OPINION DOCUMENTS

1.1	A New York law governed supplemental indenture dated 19 November 2025 between JBS USA Holding Lux S.à r.l. as company, the Opinion Party as substituted company and Regions Bank as trustee in connection to the indenture dated 21 January 2025, relating to the 5.950% senior notes due 2035.

1.2	A New York law governed supplemental indenture dated 19 November 2025 between JBS USA Holding Lux S.à r.l. as company, the Opinion Party as substituted company and Regions Bank as trustee in connection to the indenture dated 21 January 2025, relating to the 6.375% senior notes due 2055.

1.3	A New York law governed supplemental indenture dated 19 November 2025 between JBS USA Holding Lux S.à r.l. as company, the Opinion Party as substituted company and Regions Bank as trustee in connection to the indenture dated 3 July 2025, relating to the 5.500% senior notes due 2036.

1.4	A New York law governed supplemental indenture dated 19 November 2025 between JBS USA Holding Lux S.à r.l. as company, the Opinion Party as substituted company and Regions Bank as trustee in connection to the indenture dated 3 July 2025, relating to the 6.250% senior notes due 2056.

1.5	A New York law governed supplemental indenture dated 19 November 2025 between JBS USA Holding Lux S.à r.l. as company, the Opinion Party as substituted company and Regions Bank as trustee in connection to the indenture dated 3 July 2025, relating to the 6.375% senior notes due 2066.

2	EXISTING DOCUMENTS

2.1	A New York law governed indenture dated 21 January 2025 between JBS USA Holding Lux S.à r.l. as company together with JBS USA Foods Group Holding Inc. and JBS USA Food Company as issuers, and Regions Bank as trustee, relating to the 5.950% senior notes due 2035.

2.2	A New York law governed indenture dated 21 January 2025 between JBS USA Holding Lux S.à r.l. as company together with JBS USA Foods Group Holding Inc. and JBS USA Food Company as issuers, and Regions Bank as trustee, relating to the 6.375% senior notes due 2055.

2.3	A New York law governed indenture dated 3 July 2025 between JBS USA Holding Lux S.à r.l. as company together with JBS USA Foods Group Holding Inc. and JBS USA Food Company as issuers, and Regions Bank as trustee, relating to the 5.500% senior notes due 2036.

2.4	A New York law governed indenture dated 3 July 2025 between JBS USA Holding Lux S.à r.l. as company together with JBS USA Foods Group Holding Inc. and JBS USA Food Company as issuers, and Regions Bank as trustee, relating to the 6.250% senior notes due 2056.

2.5	A New York law governed indenture dated 3 July 2025 between JBS USA Holding Lux S.à r.l. as company together with JBS USA Foods Group Holding Inc. and JBS USA Food Company as issuers, and Regions Bank as trustee, relating to the 6.375% senior notes due 2066.

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3	GLOBAL NOTES

3.1	A gobal note relating to the 5.950% senior notes due 2035, in relation to the Opinion Documents in the form of an exhibit thereto.

3.2	A gobal note relating to the 6.375% senior notes due 2055 in relation to the Opinion Documents in the form of an exhibit thereto.

3.3	A gobal note relating to the 5.500% senior notes due 2036 in relation to the Opinion Documents in the form of an exhibit thereto.

3.4	A gobal note relating to the 6.250% senior notes due 2056 in relation to the Opinion Documents in the form of an exhibit thereto.

3.5	A gobal note relating to the 6.375% senior notes due 2066 in relation to the Opinion Documents in the form of an exhibit thereto.

4	FORM F-4

A registration statement on Form F-4 dated 20 November 2025 entered into by the Opinion Party and to be filed with the SEC in connection with the transactions contemplated by the Opinion Party’s offer to exchange the Old Notes for an equal principal amount of newly issued notes that are registered under the Securities Act.

5	ORGANISATIONAL DOCUMENTS

5.1	Excerpt

An excerpt of the registration of the Opinion Party in the Trade Register dated 4 November 2025.

5.2	Constitutional documents

5.2.1	The notarial deed of incorporation of the Opinion Party dated 9 October 2019.

5.2.2	The notarial deed of conversion, including the articles of association (statuten) of the Opinion Party dated 24 May 2025.

5.2.3	The regulations of the board (bestuursreglement) of the Opinion party dated 13 June 2025.

5.3	Board Resolutions

Extract of board minutes of the Opinion Party dated 13 November 2025.

5.4	Powers of attorney

The power of attorney by the Opinion Party to the global chief financial officer of the Opinion Party dated 13 November 2025.

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Schedule 4

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

2	Incorporation and existence

The Opinion Party has not been dissolved, merged involving the Opinion Party as disappearing entity, demerged, converted, terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions, the Checks and the Excerpt.

3	Corporate authorisations

3.1	The Board Resolutions have been made with due observance of any applicable board regulations.

3.2	No member of the management board of the Opinion Party, nor the global CEO and executive director of the Opinion Party has a direct or indirect personal interest which conflicts with the interest of the Opinion Party or its business in respect of the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolutions).

3.3	The Opinion Party has not established, not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolutions).

4	Execution

The authority of the attorney (gevolmachtigde) to enter into the Opinion Documents on behalf of the Opinion Party will not be affected by any rule of law (other than Dutch law) which under The Hague Convention on Agency 1978 applies or may be applied.

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5	Other parties

5.1	Each party to the Opinion Documents, other than the Opinion Party, is validly existing under the laws by which it is purported to be governed.

5.2	Each party to the Opinion Documents, other than the Opinion Party, has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents and each Opinion Document has been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Opinion Party.

6	Validity

6.1	Under any applicable laws (other than Dutch law):

(a)	each Opinion Document and the Notes constitute, the legal, valid and binding obligations of the parties thereto, which are enforceable against those parties in accordance with their terms; and

(b)	the choice of law and submission to jurisdiction made in each Opinion Document and in the the terms and conditions of the Notes are valid and binding.

6.2	The terms and conditions of the Notes will not be affected by any rule of law which applies or may be applied to obligations arising under bills of exchange, cheques, promissory notes and other negotiable instruments.

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Schedule 5

Qualifications

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

2	Enforceability

2.1	The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2	A Dutch legal entity may invoke the nullity of a transaction if the transaction is not within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction is within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Powers of attorney

3.1	Each power of attorney or mandate to which Dutch law is applicable, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy, and will cease to be effective in case of a suspension of payments or in the event of an intervention, recovery or resolution measure. To the extent that the appointment of a process agent would be deemed to constitute a power of attorney or a mandate, this qualification would apply.

3.2	A power of attorney to which Dutch law is applicable can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

3.3	A person is entitled to elect a domicile which is different from its physical or real domicile, if certain conditions are met. However, we are not aware of any case law confirming that, for the purpose of service of process, a domicile located outside the Netherlands may be elected. In the event of initiating legal proceedings against a person domiciled in the Netherlands, we recommend that service of process is also effected upon it at its domicile in the Netherlands.

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4	Dutch court proceedings

4.1	A Dutch court may apply provisions of law other than the law chosen by the parties, pursuant to and subject to the limitations under the EC Regulation (593/2008) on the law applicable to contractual obligations (Rome I) and the EC Regulation (864/2007) on the law applicable to non-contractual obligations (Rome II).

4.2	Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties. A Dutch court has the power or obligation to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere.

4.3	Specific performance may not always be available.

4.4	Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

4.5	A Dutch court may or may not assume jurisdiction or enforce a foreign judgment if it deems a choice of forum invalid. A choice of forum may be deemed invalid if the agreement allows one party to initiate proceedings only in a designated court, while permitting the other party to bring proceedings in other courts, unless (a) either party can only bring proceedings in an EU member state or a state party to the Lugano Convention 2007 and (b) the agreement specifies objective and precise factors enabling the court to determine its jurisdiction.

4.6	It is uncertain whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

4.7	If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

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